EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-264690, No. 333-254643, No. 333-240258 and No. 333-271643) on Form S-8 of our report dated March 7, 2024, with respect to the consolidated financial statements and related notes of Vital Farms, Inc. and subsidiaries.

/s/ KPMG LLP

Austin, Texas
March 7, 2024